Exhibit 10.6

EMPLOYMENT AGREEMENT

This Amended and Restated AGREEMENT made and entered into by and between GigOptix, Inc., a Delaware corporation (the “Company”) and Julie Tipton (the “Executive” and, with the Company, the “Parties”), dated as of March 27, 2012, amends and restates in its entirety, Executive’s Employment Agreement with the Company.

WHEREAS, the Company wishes to retain the services of the Executive to work for the Company as its Senior VP of Operations (herein referred to as the “Position”) upon the terms and conditions hereinafter set forth; and

WHEREAS, in consideration for continued service in the Position, the Executive has agreed to enter into and be bound by the terms of this Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Employment, Term. Subject to the terms and conditions set forth in this Agreement, the Company hereby employs Executive on a full-time basis in the Position, effective December 10, 2008 (the “Effective Date.”) The Executive’s employment shall continue until terminated as provided herein. The term of this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof.”

2. Capacity and Performance.

(a) During the term hereof, the Executive shall serve the Company as its Senior VP of Operations reporting to the chief executive officer of the Company (the “CEO”).

(b) During the term hereof, the Executive shall be employed by the Company on a full-time basis. The Executive shall have the duties and responsibilities assigned to the position by the Company from time to time and such other duties and responsibilities, reasonably consistent with the position, with respect to the business operations of the Company, as may be assigned by the Company from time to time.

(c) Subject to business travel as necessary or desirable for the performance of the Executive’s duties and responsibilities hereunder, the Executive’s primary worksite during the term hereof shall be at the location of the Company’s offices in San Jose, California as of the Effective Date (the “Location”) or such other site as the Company may select from time to time, provided such site is no more than thirty-five (35) miles from the Location unless the Executive has expressly consented in writing thereto.

(d) During the term hereof, the Executive shall devote her full business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of the duties and responsibilities hereunder. During the term of this Agreement, the Executive may engage in passive management of her personal investments and in such community and charitable activities as do not individually or in the aggregate give rise to a conflict of interest or otherwise interfere with the performance of the duties and responsibilities hereunder. It is agreed that the Executive shall not accept membership on a board of directors or other governing board of any Person or engage in any other business activity without the prior approval of the CEO. It also is agreed that if the CEO subsequently determines, and gives notice to the Executive, that any such membership or activity, previously approved, is materially inconsistent with the Executive’s obligations under Section 6, Section 7 or Section 8 of this Agreement or gives rise to a material conflict of interest, the Executive shall cease such activity promptly following notice from the Company.

3. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. Initially during 2012, the Company shall pay the Executive a base salary at the rate of two hundred and forty nine thousand and two hundred and sixty Dollars ($249,260) per annum, paid in accordance with the normal payroll practices of the Company and, commencing in calendar year 2013, subject to annual review by the Board or its compensation committee and to increase, but not decrease (unless all salaries of executives are decreased proportionately), in the discretion of such committee or the Board. The Executive’s base salary, as from time to time increased, is hereafter referred to as the “Base Salary.”

(b) Bonus Compensation. For each fiscal year of the Company (“FY”) completed during the term hereof, subject to the condition set forth in the final sentence of this provision, the Executive shall have the opportunity to earn an annual bonus (“Annual Bonus”) under the executive incentive plan then applicable to the Company’s executives, as in effect from time to time, with the actual amount of each Annual Bonus being determined by the Board or its designated committee based on the achievement of target objectives established by the Board or its designated committee after consultation with the CEO. Any Annual Bonus due to the Executive hereunder will be paid not later than March 15th following the close of the fiscal year in which the bonus was earned. Except as otherwise provided in Section 4 hereof, the Executive must be employed on the date annual bonuses are paid under the Company’s executive incentive plan in order to be eligible to earn an Annual Bonus for the preceding fiscal year.

(c) Equity Participation. The Executive was granted stock options by the Company as of December 17, 2008. Any further equity awards granted to the Executive during her employment with the Company shall be at the discretion of the Board.

(d) Employee Benefit Plans. During the term hereof, the Executive shall be entitled to participate in all “Employee Benefit Plans,” as that term is defined in Section 3(3) of ERISA, including both health and welfare plans and retirement plans, from time to time in effect for executives of the Company generally, except to the extent any of the Employee Benefit Plans provides a benefit otherwise provided to the Executive under this Agreement (e.g., a severance pay plan). In such case, the Executive will receive the form of the benefit provided under this Agreement and not the Employee Benefit Plan. The Executive’s participation shall be subject to the terms of the applicable Employee Benefit Plan documents and generally applicable Company policies.

(e) Vacations. During the term hereof, the Executive will be eligible to earn vacation at the rate of seventeen (17) days per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company and the approval of the CEO. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(f) Business Expenses. The Company will pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of her duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board, to such reasonable substantiation, documentation and submission deadlines as may be specified by the Company from time to time. Any such reimbursement that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(g) Directors & Officers Insurance Coverage. During the term hereof, the Company shall provide the Executive the same coverage under any directors and officers (“D&O”) liability insurance that the Company elects to maintain as it provides to its other executives and, after the termination of her employment hereunder, the same coverage under any D&O liability insurance it elects to maintain, as it provides its other former executives. The Company shall be under no obligation hereunder, however, to maintain any D&O liability insurance.

4. Termination of Employment and Opportunity to Earn Post-Employment Compensation. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate during the term hereof under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay as a lump sum to the Executive’s estate, no later than March 15th of the year following the year in which the Date of Termination (as defined in Section 12 hereof) occurs, the Final Compensation (as also defined in Section 12 hereof). In addition to Final Compensation: (A) The Company will pay to the Executive’s estate an Annual Bonus for the fiscal year in which the Date of Termination occurs (the “Termination Year”), determined by multiplying the Annual Bonus the Executive would have received for the Termination Year (if any), had she continued employment through the date annual bonuses for the Termination Year were paid to Company executives generally, by a fraction, the numerator of which shall be the number of days the Executive was employed during the Termination Year, through the Date of Termination, and the denominator of which shall be 365 (the “Final Pro-Rated Bonus”). The Final Pro-Rated Bonus will be paid to the Executive’s estate on the same date that annual bonuses for the Termination Year are paid to Company executives generally under its executive incentive plan. (B) The Company will pay the full premium cost of health and dental plan coverage for each of Executive’s qualified beneficiaries until the expiration of the period of twelve (12) months immediately following the Date of Termination or, if earlier, until the date the qualified beneficiary ceases to be eligible for coverage continuation under the federal law commonly known as “COBRA”; provided, however, that in order to be eligible for the Company’s payments hereunder the qualified beneficiary must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA and must notify the Company promptly if the qualified beneficiary ceases to be eligible for such coverage under COBRA at any time during such twelve (12) month period. (C) The Company will pay the Executive’s estate compensation monthly, at the rate of one-twelfth of the Base Salary in effect for the Termination Year, for that period immediately following the Date of Termination, not to exceed six (6) Months of compensation.

(b) Disability.

(i) The Company may terminate the Executive’s employment involuntarily hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during her employment through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of the duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation (exclusive of the leave of absence provided hereunder), for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, and provided that the Executive satisfies in full all of the conditions set forth in Section 4(g) hereof, then, in addition to Final Compensation (which the Company shall pay as a lump sum no later than March 15th of the year following the Termination Year), the Company shall provide the Executive the following: (A) The Company will pay the Executive a Final Pro-Rated Bonus for the Termination Year, paid at the time annual bonuses are paid to Company executives generally under its executive incentive plan or, if later, on the tenth (10th) business day following the later of the effective date of the Release of Claims, as defined in Section 4(g) below, or the date the Release of Claims is received by the person designated by the Company to receive notices on its behalf in accordance with Section 17 hereof (provided, however, that if the Claims Release Period, as defined in Section 4(g) below, spans two taxable years, the payment shall occur in the second taxable year). (B) If the Executive satisfies the Release of Claims requirement in Section 4(g)(i), then the Company will pay the full premium cost of health and dental plan coverage for Executive and her qualified beneficiaries until the expiration of the period of six (6) months immediately following the Date of Termination or, if earlier, until the date the Executive and her qualified beneficiaries cease to be eligible for coverage continuation under COBRA; provided, however, that in order to be eligible for the Company’s premium payments hereunder, the Executive and each qualified beneficiary must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA and must notify the Company promptly if the Executive or any of her qualified beneficiaries ceases to be eligible for such coverage under COBRA during such twelve (12) month period.

(ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive compensation and benefits in accordance with Sections 4(a) through 4(e) of this Agreement, subject to the terms and conditions of any plans, policies, agreements and other documents to which reference is made therein (collectively, the “Plan Documents”), while the disability continues, until the Executive becomes eligible for disability income benefits under any disability plan in which the Executive is a participant as a result of the employment with the Company or until she recovers sufficiently to resume her duties and responsibilities hereunder (provided she does so within the aforesaid one hundred and eighty (180) days) or until termination of employment, whichever shall first occur. If, while the employment hereunder continues, the Executive is receiving disability income benefits under any such disability plan, the Executive shall not be eligible to receive the Base Salary, but shall continue to be eligible for payments and benefits in accordance with Sections 4(b) through 4(e) of this Agreement, subject to the terms and conditions of the Plan Documents, until the earlier to occur of her recovery or the termination of her employment under this Agreement.

(iii) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of the duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, “Cause” shall be limited to: (i) Executive’s indictment, charge or conviction of, or plea of nolo contendere to, (A) a felony or (B) any other crime involving fraud or material financial dishonesty or (C) any other crime involving moral turpitude that might be reasonably expected to, or does, materially adversely affect the Company or any of its Affiliates, whether that effect is to economics, to reputation or otherwise; (ii) Executive’s gross negligence or willful misconduct with regard to the Company or any of its Affiliates, which has a material adverse impact on Company or any of its Affiliates, whether economic or to reputation or otherwise; (iii) Executive’s refusal or willful failure to substantially perform the duties or to follow a material lawful written directive of the CEO or the Board within the scope of the Executive’s duties hereunder which refusal or failure remains uncured or continues thirty (30) days after written notice from the CEO or the Board which references the potential for a “for Cause” termination and specifies in reasonable detail the nature of the refusal or willful failure which must be cured; (iv) Executive’s theft, fraud or any material act of financial dishonesty related to the Company or any of its Affiliates; (v) the failure by the Executive to disclose any legal impediments to the employment by the Company or breach of any of the obligations to a former employer in connection with the employment by the Company (e.g., the disclosure or use of proprietary confidential information of a former employer on behalf of the Company without such former employer’s consent); provided that Executive has been provided with written notification of any of such failure or breach and has been given five (5) days to present any mitigating, corrective or clarifying information to the CEO or the Board; (vi) the Executive’s breach or violation of those provisions of this Agreement setting forth the Executive’s obligations with respect to confidentiality, non-competition and non-solicitation; or (vii) the Executive’s breach of any other material provision of this Agreement unless corrected by the Executive within thirty (30) days of the Company’s written notification to the Executive of such breach. In the event of such termination, the Company shall make no payments to the Executive under this Agreement other than provision of Final Compensation. Any equity in the Company held by the Executive on the Date of Termination hereunder shall be governed by the terms of the Company’s equity incentive plans and the Executive’s agreements thereunder and shall not be governed by this Agreement.

(d) By the Company other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination and provided that the Executive satisfies the conditions set forth in Section 4(g)(i) and as otherwise provided herein, then, in addition to Final Compensation, the Executive, as compensation for her satisfying those conditions, shall be entitled to earn the following (in the aggregate, “ Post-Employment Compensation”):

(i) The Company will pay the Executive a Final Pro-Rated Bonus for the Termination Year, paid at the time annual bonuses for that year are paid to Company executives generally under its executive incentive plan or, if later, on the tenth (10th) business day following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received on behalf of the Company by such other person as has been designated by the Company to receive notices on its behalf in accordance with Section 17 hereof (provided, however, that if the Claims Release Period, as defined in Section 4(g) below, spans two taxable years, the payment shall occur in the second taxable year).

(ii) The Company will pay the Executive compensation monthly, at the rate of one-twelfth of the Base Salary in effect for the Termination Year, for each consecutive month (up to six (6) months) immediately following the Date of Termination that the Executive satisfies in full all of the conditions set forth in Section 4(g) hereof. Should the Executive cease to satisfy in full any of the conditions set forth in Section 4(g) hereof at any time during the six-month period immediately following the Date of Termination, the Company will not make any further payment to the Executive under this paragraph (ii). Such monthly payments shall commence on the next regular Company payday that is at least five (5) business days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received by the person designated by the Company to receive notices on its behalf in accordance with Section 17 hereof (provided, however, that if the Claims Release Period, as defined in Section 4(g) below, spans two taxable years, the payment shall occur in the second taxable year), but with the first payment being retroactive to the day immediately following the Date of Termination.

(iii) If the Executive satisfies the Release of Claims requirement in Section 4(g)(i), then the Company will pay the full premium cost of health and dental plan coverage for Executive and her qualified beneficiaries until the earliest to occur of (A) the date the Executive elects to cease meeting the conditions set forth in Section 4(g) hereof, (B) the expiration of six (6) months following the Date of Termination, (C) the date the Executive becomes eligible for participation in health and dental plans of another employer or (D) the date the Executive ceases to be eligible for participation under the Company’s health and dental plans under COBRA; provided, however, that, in order to be eligible for the Company’s payments hereunder, the Executive and each of her qualified beneficiaries must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA.

(iv) 25% of Executive’s outstanding unvested awards shall vest and, if the awards require exercise, be exercisable for a period of three (3) months following termination of employment, and 25% of the remaining undelivered shares shall be delivered for such awards that are of stock units, including restricted stock units.

(e) By the Executive for Good Reason. The Executive may terminate the employment hereunder for Good Reason, whether preceding or following a Change of Control, by providing notice to the Company of the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of the condition, by giving the Company thirty (30) days to remedy the condition and by terminating employment for Good Reason within thirty (30) days thereafter if the Company fails to remedy the condition. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Employee’s consent: (i) a material breach of this Agreement by the Company; (ii) a material diminution of the Executive’s title from that of Senior VP of Operations or a material adverse change in the Executive’s significant duties, authority or responsibilities, taken as a whole, that effectively constitutes a demotion; (iii) any reduction in (except to the extent all executives receive a proportional decrease) or failure to pay the Base Salary; or (iv) any relocation of the Executive’s primary worksite to a site that is more than thirty-five (35) miles from the assigned Location. In the event of termination in accordance with this Section 4(e), and provided that the Executive satisfies the conditions set forth in Section 4(g) hereof, then, in addition to Final Compensation (which the Company shall pay as a lump sum no later than March 15th of the year following the Termination Year), the Company shall provide the Executive the same opportunity (utilizing the same time and form of payment) to earn Post-Employment Compensation as she would have received had the employment been terminated by the Company other than for Cause under Section 4(d) hereof.

(f) By the Executive Other than for Good Reason. The Executive may terminate her employment hereunder at any time upon sixty (60) days’ notice to the Company. In the event of termination of the Executive pursuant to this Section 4(f), the CEO may elect to waive the period of notice, or any portion thereof, and, if the CEO so elects, the Company will pay the Executive the Base Salary for the initial sixty (60) days of the notice period (or for any remaining portion of thereof).

(g) Conditions. The Executive’s eligibility to receive and retain any Post-Employment Compensation, as set forth in Section 4 hereof, is subject to satisfaction of all of the following as well as the covenant of confidentiality set forth in Section 6 below and the assignment of rights to Intellectual Property (as hereafter defined), but with the express understanding and agreement of the parties that the Executive is free to elect not to comply with clause (i) below and is free not to forbear from competition or solicitation as set forth in clauses (ii), (iii) and (iv) immediately below, but that her right to Post-Employment Compensation under this Agreement is expressly conditioned on compliance with said clause (i) and the forbearance required under all of said clauses (ii), (iii) and (iv), as well as full satisfaction of the obligations under the covenant of confidentiality and assignment of rights to Intellectual Property (which obligations are not optional and shall survive any termination, howsoever occurring). The conditions to receipt of Post-Employment Compensation are as follows:

(i) The Executive’s execution and return, to the person designated by the Company to receive notices on its behalf in accordance with Section 17 hereof, of a timely and effective release of claims in the form attached hereto and marked Exhibit A (“Release of Claims”). Such a Release of Claims will be timely and effective if it is signed by the Executive, submitted to the Company, and becomes irrevocable within 28 days following termination of employment (such 28-day period, the “Claims Release Period”). The Release of Claims creates legally binding obligations and the Company therefore advises the Executive to consult an attorney before signing it.

(ii) Forbearance by the Executive for six (6) months following the Date of Termination from competition with the business of the Company and its Affiliates anywhere in the world where the Company or any of those Affiliates is doing business, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise. Specifically, but without limiting the foregoing, in order to satisfy this condition, the Executive must forbear from engaging in any activity that is competitive, or is in preparation to engage in competition, with the business of the Company and its Affiliates and further the Executive must forbear from working or providing services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, for or to any person or entity engaged in the business of the Company and its Affiliates. The business of the Company and its Affiliates is optical network equipment. The foregoing condition, however, shall not fail to be met solely due to the Executive’s passive ownership of less than 3% of the equity securities of any publicly traded company.

(iii) Forbearance by the Executive for six (6) months following the Date of Termination from any direct or indirect solicitation or encouragement of any of the Customers of the Company or any of its Affiliates to terminate or diminish her relationship with the Company or any of its Affiliates and from any direct or indirect solicitation or encouragement of any of the Customers or Prospective Customers of the Company or any of its Affiliates to conduct with the Executive or with any other Person (as defined in Section 12 hereof) any business or activity which such Customer or Prospective Customer conducts or could conduct with the Company or any of its Affiliates. For purposes of this Section 4(g), a Customer is a person or entity which was such at any time during the twelve (12) months immediately preceding the Date of Termination and a Potential Customer is a person or entity contacted by the Company or any of its Affiliates to become a Customer at any time within twelve (12) months prior to the Date of Termination other than by general advertisement, provided in each case, however, that the Executive had contact with such Customer or Potential Customer through her employment or her other associations with the Company or any of its Affiliates or had access to Confidential Information that would assist in her solicitation of such Customer or Potential Customer in competition with the Company or any of its Affiliates.

(iv) Forbearance by the Executive for six (6) months following the Date of Termination from directly or indirectly hiring or otherwise engaging the services of any employee, independent contractor or other agent providing services to the Company or any of its Affiliates and from soliciting any such employee, independent contractor or agent to terminate or diminish his/ her/its relationship with the Company or any of its Affiliates. For purposes of this Section 4(g), an employee, independent contractor or agent means any person or entity performing services for the Company or any of its Affiliates in such capacity at any time during the twelve (12) months immediately preceding the Date of Termination.

(h) Timing of Payments. Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s separation from service the Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Agreement on account of that separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”), as determined by the Company in its reasonable good faith discretion, and that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of that six month period. Also, for purposes of this Agreement, the phrase “termination of employment” and correlative phrases mean a “separation from service” as defined in Treas. Regs.§1.409A-1(h), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treas. Regs.§1.409A-1(i). For the avoidance of doubt, any tax liability to which the Executive is subject under Section 409A shall be solely the Executive’s responsibility.

5. Effect of Termination. The provisions of this Section 5 shall apply to any termination of the Executive’s employment under this Agreement, whether pursuant to Section 4 or otherwise.

(a) Provision by the Company of Final Compensation, if any, to which the Executive is entitled and Post-Employment Compensation, if any, which the Executive has the opportunity to earn under Section 4(d) or 4(e) hereof and does earn in accordance with Section 4(g) shall constitute the entire obligation of the Company to the Executive hereunder following termination of her employment with the Company. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 4 hereof.

(b) Except for health and dental plan participation continued in accordance with COBRA, the Executive’s participation in Employee Benefit Plans shall terminate pursuant to the terms of the applicable Plan Documents based on the Date of Termination without regard to any Post-Employment Compensation earned by the Executive, or any other payment to her hereunder, following the Date of Termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the conditions to earning Post-Employment Compensation set forth in Section 4(g) and the obligations of the Executive under Sections 6 and 7 hereof. The Executive recognizes that, except as expressly provided in accordance with Sections 4(d), 4(e) and 4(g) (with respect to Post-Employment Compensation) or Section 4(f) (with respect to Base Salary for any notice period waived), no compensation is earned after termination of employment.

6. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as defined in Section 12 hereof); that the Executive may develop Confidential Information for the Company or its Affiliates; and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of her duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to her employment or other association with the Company or any of its Affiliates. The Executive understands that the restrictions set forth in this Section 6(a) shall continue to apply after her employment terminates, regardless of the reason for such termination.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its Affiliates and any copies, in whole or in part, thereof (in the aggregate, the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time her employment terminates, or at such earlier time or times as the CEO or the Board or its designee may specify, all Documents and all other property of the Company and its Affiliates then in the Executive’s possession or control.

7. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property (as defined in Section 12 hereof) to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. The Executive acknowledges her understanding that any provision of this Agreement requiring her to assign rights to Intellectual Property does not apply to any invention that qualifies under California Labor Code §2870, which is reproduced in Exhibit B (“Written Notification to the Employee”), attached hereto, which the Executive here acknowledges that she has received. All copyrightable works that the Executive creates during the course of her employment by the Company and which pertains to the business of the Company or is suggested by any work performed by the Executive for the Company or makes use of Confidential Information shall be considered “work made for hire” and, upon creation, shall be owned exclusively by the Company. Further, the Executive hereby waives, expressly and irrevocably, any and all moral rights she may have as an author, whether arising under the copyright laws of the United States or any other jurisdiction or at common law or otherwise, with respect to any copyrighted works prepared by the Executive in the course of her employment, including without limitation the right to attribution of authorship, the right to restrain any distortion, mutilation or other modification of any such work and the right to prohibit any use of any such work in association with a product, service, cause or institution that might be prejudicial to the Company’s reputation.

8. Restricted Activities. The Executive agrees that certain restrictions on activities during the employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company, the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates anywhere in the world or undertake any planning for competition with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive’s employment or to provide services in any capacity to a Person which is a competitor of the Company or any of its Affiliates.

(b) The Executive agrees that, while she is employed by the Company, and excluding any activities undertaken on behalf of the Company or any of its Affiliates in the course of her duties, the Executive will not hire or attempt to hire any employee of the Company or any of its Affiliates; assist in such hiring by any Person; encourage any such employee to terminate their relationship with the Company or any of its Affiliates; or solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with him or her; or solicit or encourage any customer or potential customer of the Company or any of its Affiliates to conduct with any Person any business or activity which such customer or potential customer conducts or could conduct with the Company or any of its Affiliates.

(c) The Executive agrees that during the employment by the Company the Executive shall not publish any work that disparages the Company or any of its Affiliates, their management or their business or the Products.

9. Enforcement of Covenants. The Executive acknowledges that she has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon her pursuant to Sections 6, 7 and 8 hereof. The Executive agrees that those restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were she to breach any of the covenants contained in Sections 6, 7 or 8 hereof, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 6, 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of her obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of her former employer or any other Person without such Person’s consent.

11. Indemnification. The Company shall indemnify the Executive in accordance with its articles of organization and by-laws as in effect at the time indemnification is applicable. The Executive agrees promptly to notify the Company of any actual or threatened claim arising out of or as a result of her employment or offices with the Company or any of its Affiliates.

12. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the entity specified, where control may be by management authority, contract or equity interest.

(b) A “Change of Control” shall be deemed to take place if hereafter (A) any “Person” or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Act), other than the Company or any of its Affiliates, becomes a beneficial owner (within the meaning of Rule 13d-3 as promulgated under the Act), directly or indirectly, in one or a series of transactions, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of the Company and two-thirds of the Board has not consented to such event prior to its occurrence or within sixty (60) days thereafter, provided that if the consent occurs after the event it shall only be valid for purposes of this Section 12(b) if a majority of the consenting Board is comprised of directors of the Company who were such immediately prior to the event; (B) any merger or consolidation involving the Company or any sale of all or substantially all of the assets of the Company, or any combination of the foregoing, and two-thirds of the Board has not consented to such event prior to its occurrence or within sixty (60) days thereafter, provided that if the consent occurs after the event it shall only be valid for purposes of this Section 12(b) if a majority of the consenting Board is comprised of directors of the Company who were such immediately prior to the event; (C) within twelve (12) months after a tender offer or exchange offer for voting securities of the Company (other than by the Company) the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board; or (D) there occurs a closing of a sale or other disposition by the Company of all or substantially all of the assets of the Company other than to one or more of the Company’s Affiliates.

(c) “Confidential Information” shall mean any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business, including without limitation (i) information related to the Products, technical data, methods, processes, know-how and inventions of the Company and its Affiliates, (ii) the development, research, testing, marketing and financial activities and strategic plans of the Company and its Affiliates, (iii) the manner in which they operate, (iv) their costs and sources of supply, (v) the identity and special needs of the customers and prospective customers of the Company and its Affiliates and (vi) the persons and entities with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed. Confidential Information does not include information that enters the public domain, other than through a breach by the Executive or another Person of an obligation of confidentiality to the Company or one of its Affiliates.

(d) “Date of Termination” means the date the Executive’s employment with the Company terminates, regardless of the reason for such termination.

(e) “Final Compensation” means (i) Base Salary earned but not paid through the Date of Termination, (ii) pay at the final rate of the Base Salary for any vacation earned but not used through the Date of Termination and (iii) any business expenses incurred by the Executive but un-reimbursed on the Date of Termination, provided that such expenses and required substantiation and documentation are submitted prior to, or within sixty (60) days following, the Date of Termination and that such expenses are reimbursable under Section 3(g) hereof and Company policies.

(f) “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by the Executive solely or jointly with others, during her employment by the Company; provided, however, that, as used in this Agreement, the term “Intellectual Property” shall not apply to any invention that the Executive develops on her own time, without using the equipment, supplies, facilities or trade secret information of the Company or any of its Affiliates to which the Executive has access as a result of her employment, unless such invention (i) relates at the time of conception or reduction to practice of the invention (A) to the business of the Company or (B) to the actual or demonstrably anticipated research or development of the Company or (iii) results from any work performed by the Executive for the Company.

(g) Other than for purposes of Section 12(b), above, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(h) “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

13. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

14. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event the Company shall hereafter effect a corporate reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

15. Severability and Construction. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that, to the extent applicable, amounts earned and payable pursuant to this Agreement shall constitute short-term deferrals exempt from the application of Section 409A and, if not exempt, that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Section 409A.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier for next day or next business day delivery or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at her last known address on the books of the Company or, in the case of the Company, to it at 130 Baytech Drive, San Jose, CA 95134, or to such other address as either party may specify by notice to the other actually received.

18. Entire Agreement. This Agreement contains the entire agreement of the parties, and supersedes all prior agreements, whether written or oral, with respect to the Executive’s employment and all related matters, except for the agreements set forth on Exhibit C hereto, which shall remain in effect.

19. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Board.

20. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

22. Governing Law. This is a California contract and shall be construed and enforced under and be governed in all respects by the laws of the State of California, without regard to the conflict of laws principles thereof, and, for the avoidance of doubt, shall include both the statutory and common law of California, except to the extent preempted by federal law.

[Remainder of page intentionally left blank. Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:
GIGOPTIX, INC.

By:
Name:
Title:

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the Post-Employment Compensation that I am eligible to earn following the termination of my employment, as that term is defined in the employment agreement between me and GigOptix, Inc. (the “Company”) dated as of                     (the “Agreement”), which is conditioned, inter alia, on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company and its Affiliates (as that term is defined in the Agreement) and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them (all of the foregoing, collectively, the “Released”), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including without limitation any causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or any of its Affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its Affiliates, each as amended from time to time, (all of the foregoing, in the aggregate, “Claims”).

In signing this Release of Claims, I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in their favor at the time of executing the release, which if known by him or her must have materially affected their settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released, I expressly acknowledge that this Release of Claims is intended to include in its effect, without limitation, all Claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that this Release of Claims contemplates the extinguishment of all such Claims.

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claim and (ii) any right of indemnification or contribution that I have pursuant to the articles of incorporation, by-laws or other governing documents of the Company or any of its Affiliates (as that term is defined in the Agreement).

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days from the date my employment with the Company terminates. I also acknowledge that I am advised by the Company and its Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had and full and sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement.

I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Company c/o Human Resources or to such other designated person and/or address as the Company may specify and that this Release of Claims shall take effect on the eighth calendar day following the date of my signing it and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:

Date Signed:

EXHIBIT B

WRITTEN NOTIFICATION TO THE EMPLOYEE

In accordance with California Labor Code § 2872, GigOptix, Inc. (the “Company”) hereby notifies you that your acceptance, by your signing, of the Employment Agreement to which this notice is attached as Exhibit B does not require you to assign to the Company any Intellectual Property (as defined in Section 12 of the Employment Agreement) or any other invention for which no equipment, supplies, facility or trade secret information of the Company was used and that was developed entirely on your own time, and does not relate to the business of the Company or to the Company actual or demonstrably anticipated research or development, or does not result from any work performed by you for the Company.

The following is the text of California Labor Code § 2870:

§ 2870 (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

2. Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

(List of Other Employment Agreements Still in Effect)